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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. N/A)*


                                Tech Squared Inc.
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                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   878302-10-8
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                                 (CUSIP Number)

                                February 20, 1998
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                      (Date of Event Which Requires Filing
                               of This Statement)

              Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                /x/ Rule 13d-1(c)
                                / / Rule 13d-1(d)



                       (Cover page continued on next page)
                                Page 1 of 5 pages




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CUSIP NO. 878302-10-8                 13G                      PAGE 2 OF 5 PAGES
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1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanley Y. Tenenbaum
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /   /
                                                                    (b) /   /
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
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                                            5        SOLE VOTING POWER

                                                     626,000
                                           -------------------------------------
         NUMBER OF                          6        SHARED VOTING POWER
         SHARES
         BENEFICIALLY                      -------------------------------------
         OWNED BY                           7       SOLE DISPOSITIVE POWER
         EACH
         REPORTING                                   626,000
         PERSON                            -------------------------------------
         WITH                               8       SHARED DISPOSITIVE POWER

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         626,000
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10       CHECK  BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                         /   /

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.7%
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12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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CUSIP NO. 878302-10-8                 13G                      PAGE 3 OF 5 PAGES
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ITEM 1(a).  NAME OF ISSUER.

Tech Squared Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

5198 West 76th Street, Edina, Minnesota 55439

ITEM 2(a).  NAME OF PERSON FILING.

Stanley Y. Tenenbaum

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

5198 West 76th Street, Edina, Minnesota 55439

ITEM 2(c).  CITIZENSHIP.

United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock, no par value

ITEM 2(e).  CUSIP NO.

878302-10-8



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CUSIP NO. 878302-10-8                 13G                      PAGE 4 OF 5 PAGES
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

/   /    (a)      Broker or dealer registered under Section 15 of the Exchange
                  Act;

/   /    (b)      Bank as defined in Section 3(a)(6) of the Exchange Act;

/   /    (c)      Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;

/   /    (d)      Investment company registered under Section 8 of the
                  Investment Company Act;

/   /    (e)      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E);

/   /    (f)      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

/   /    (g)      A parent holding company or control person, in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

/   /    (h)      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

/   /    (i)      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act; or

/   /    (j)      Group, in accordance with Section 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.     /x/

ITEM 4.  OWNERSHIP.

         The following information is provided as of February 20, 1998:

(a)      Amount Beneficially Owned:                               626,000 shares

(b)      Percent of Class:                                                  5.7%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                                  626,000
                  to direct the vote:

         (ii)     Shared power to vote or to direct the vote:

         (iii)    Sole power to dispose or to direct the                 626,000
                  disposition of:

         (iv) Shared power to dispose or to direct the disposition of:


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CUSIP NO. 878302-10-8                 13G                      PAGE 5 OF 5 PAGES
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / x /

Since March 3,1998, through the date hereof, the reporting person has owned less than five percent of the class of securities.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 5/28/98                                       /s/ Stanley Y. Tenenbaum
                                                     ------------------------
                                                     Stanley Y. Tenenbaum